SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      August 3, 2010

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Item 1.01: Entry into a Material Definitive Agreement.

On August 5, 2010, Coach, Inc. (the “Company”) entered into a Branding Agreement with Reed Krakoff, the Company’s President and Executive Creative Director.  Under this agreement, Mr. Krakoff has agreed to the Company’s use of his name, image and likeness to develop and market products under the “Reed Krakoff” brand.  The Company will have sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand.  Mr. Krakoff has agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement.  In exchange for Mr. Krakoff’s grant of these rights, the Company will pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds.  In the event that Mr. Krakoff’s employment with the Company terminates, the level of this usage payment would be reduced significantly.  Commencing in 2015, if Mr. Krakoff is no longer employed by the Company, he would have an option to purchase the rights to the Reed Krakoff brand if net sales for the brand were below stated minimum levels.  The purchase price for these rights would depend on the brand’s then-current net sales or operating losses, as well as the amount of time that had elapsed since the end of Mr. Krakoff’s employment with Coach.

Also on August 5, 2010, the Company’s Board of Directors authorized a four-year share award for Jerry Stritzke, Coach’s President and Chief Operating Officer.  Since joining Coach during fiscal 2008, Mr. Stritzke has partnered effectively with Lew Frankfort, Coach’s Chairman & Chief Executive Officer, to shepherd the organization through a challenging economic period as the Company began to build the infrastructure to support Coach’s global growth.  Mr. Stritzke is leading and influencing key initiatives that will create considerable shareholder value.  As the global economy recovers, the Board wants to ensure continuity in this critical role.  The award is comprised of: (1) stock options having a total fair market value as of the grant date of $2,100,000, of which 50% will vest on June 29, 2013 and 50% will vest on June 28, 2014, subject to Mr. Stritzke’s continued employment; (2) restricted stock units having a total fair market value as of the grant date of $2,100,000, of which 50% will vest on June 29, 2013 and 50% will vest on June 28, 2014, subject to Mr. Stritzke’s continued employment; and (3) performance-based restricted stock units having a total fair market value as of the respective grant dates of $2,800,000, assuming performance of the Company against specified performance goals (determined by the Human Resources Committee of Coach’s Board of Directors) at “Target” levels.  The actual award value of these performance-based restricted stock units may range from 0-133% of Target, depending on the Company’s level of the achievement of these performance measures and goals over the stated periods.  The performance-based restricted stock units will vest 33% on June 29, 2013 and 67% on June 28, 2014, subject to Mr. Stritzke’s continued employment and the achievement of these goals.

Also, on August 5, 2010, the Human Resources Committee of the Company’s Board of Directors determined the performance goals for the Company’s fiscal year 2011 for purposes of determining bonuses to be paid under the Company’s Performance-Based Annual Incentive Plan and for the Company’s performance-based restricted stock units granted to executives.  Bonuses under the plan and vesting of performance-based restricted stock units for the Company’s named executive officers and other executive officers shall be based upon the Company achieving pre-determined performance targets in the following areas:  operating income, diluted earnings per share, operating cash flow and net sales.

Item 2.02: Results of Operations and Financial Condition.

On August 3, 2010, Coach, Inc. (the “Company”) issued a press release (the “Press Release”) in which the Company announced its financial results for its fiscal quarter and year ended July 3, 2010.  All information in the press release is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The attached press release includes the following Non-GAAP financial information:

  Percentage changes in net income and earnings per share from the same period in the prior fiscal year have been presented both including and excluding the effect of certain unusual items in the prior year period. In addition, operating income, operating margin and SG&A expense ratio in the prior year period are also presented both with and without the effect of these unusual items.
  Percentage increases/decreases in sales for Coach Japan have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same period in the prior fiscal year.

The Company believes that it is appropriate to present this supplemental information, for the following reasons:

  Presenting the metrics listed in the first bulleted paragraph above both including and excluding the unusual items in the prior year will help investors and analysts to understand the year-over-year improvements in these metrics from continuing operations.
  Presenting Coach Japan sales increases/decreases including and excluding currency fluctuation effects will help investors and analysts to understand the effect on this valuable performance measure of significant year-over-year currency fluctuations.

Item 9.01:  Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibit is being furnished herewith:

99.1    Text of Press Release, dated August 3, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 6, 2010

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

99.1	Text of Press Release, dated August 3, 2010